Exhibit 99.1

Universal Compression Holdings, Inc. 4444 Brittmoore Road Houston, Texas 77041 NYSE: UCO

Contact:

David Oatman

Vice President, Investor Relations

713-335-7460

FOR IMMEDIATE RELEASE

MONDAY, MARCH 13, 2006

Universal Compression Announces that

Bernard Duroc-Danner and Samuel Urcis Will Not Stand for Re-Election to its Board of Directors

Houston, March 13, 2006 — Universal Compression Holdings, Inc. (NYSE: UCO) today announced that Bernard J. Duroc-Danner and Samuel Urcis will not stand for re-election to Universal’s Board of Directors.  Mr. Duroc-Danner’s and Mr. Urcis’ terms on the Board expire on the date of Universal’s 2006 Annual Meeting of Stockholders, which is scheduled for April 19, 2006.  Mr. Duroc-Danner, who is Chairman, President and Chief Executive Officer of Weatherford International Ltd., cited Weatherford’s sale of its remaining ownership interest in Universal for his decision.  Mr. Urcis, a venture capitalist, cited personal reasons for his decision.  Both stated that their decisions were not based on any disagreement with Universal’s operations, policies or practices.  Mr. Duroc-Danner, a Board member since 2001, serves as Chair of the Compensation Committee and Mr. Urcis, a Board member since 1998, serves as a member of the Audit Committee.

“We are very appreciative of the significant contributions made by Bernard and Sam to our Board over the past several years. The Board and our company have benefited from their talents and we wish them well,” said Stephen A. Snider, President and Chief Executive Officer of Universal.

Universal’s Nominating and Corporate Governance Committee has begun the search for candidates to fill the upcoming vacancies.

Universal, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

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